Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA ANNOUNCES DEATH OF BOARD CHAIR RICHARD B. BREWER,

TRAILBLAZING BIOTECHNOLOGY INDUSTRY VETERAN AND PATIENT

ADVOCATE

Broomfield, CO, August 16, 2012 – ARCA biopharma, Inc. (Nasdaq: ABIO), today announced that Richard B. Brewer, 61, Chairman of its Board of Directors, has died after a long battle with multiple myeloma, a type of blood cancer.

“Dick will be sorely missed by his family, friends, colleagues, and patients whose lives were impacted by the tremendous contributions he made to the biotechnology industry in his illustrious career and life well lived,” commented Michael Bristow, MD, PhD, President and CEO of ARCA biopharma. “He was truly one of a kind.”

Brewer spent nearly 35 years in the biotech and pharmaceutical industries guiding development and commercialization of such breakthrough drugs as human growth hormone for children’s growth disorders; the first new drug in 30 years for cystic fibrosis; the first new drug in over a decade for heart failure; pioneering clot-busting drugs for heart attacks and strokes; and other first-in-class drugs and devices for cancer and heart disease.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. ARCA has a collaboration with the Laboratory Corporation of America (LabCorp), under which LabCorp has developed a companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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